Exhibit 10-b

AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

This Agreement and the Release and Waiver contained herein are made and entered into in Dallas, Texas, by and between AT&T Services, Inc. (hereinafter “Company”) and Mr. Robert Quinn (hereinafter “Mr. Quinn”) for and in consideration of the mutual promises and agreements set forth below and are conditional on performance of such promises and agreements.

WHEREAS, Mr. Quinn will retire from Company on May 15, 2018, and, as a consequence, Mr. Quinn will be entitled to receive appropriate, usual and customary benefits and certain other benefits described herein; and

WHEREAS, both parties agree that in connection with Mr. Quinn’s retirement on May 15, 2018, in addition to the before referenced appropriate, usual and customary benefits, Mr. Quinn should receive additional benefits and consideration as set forth herein, and that Mr. Quinn, among other things, should release and forever discharge Company, AT&T Inc. (“AT&T”), any and all AT&T direct and indirect subsidiaries (which term when used throughout this document shall include entities, corporate or otherwise, in which the company referred to owns, directly or indirectly, fifty percent or more of the outstanding equity interests), their officers, directors, agents, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan, from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever, arising from or in connection with Mr. Quinn’s employment by Company or any subsidiary of AT&T and/or Mr. Quinn’s separation from Company, all as set forth in more detail in the Release and Waiver contained herein.

WHEREAS, Mr. Quinn has been employed by Company and/or AT&T’s subsidiaries for over thirty (30) years and worked in significant positions and assignments that required access to and involvement with confidential and proprietary information, trade secrets and matters of strategic importance to Company, AT&T and/or AT&T’s subsidiaries that will continue beyond Mr. Quinn’s employment with Company. During the term of his longstanding employment in various capacities with Company, or an AT&T subsidiary, Mr. Quinn has acquired knowledge of all aspects of its business, on a national and regional level, including but not limited to operations, sales, marketing, advertising, technology, networks, network technology, network development and strategy, distribution and distribution channels, operations, strategic planning initiatives, new product and services development, strategic planning, rate information and growth strategies and initiatives. Mr. Quinn has acquired and possesses unique skills as a result of employment with Company and/or AT&T subsidiaries. The trade secrets with which Mr. Quinn has been involved are critical to Company’s, AT&T’s, and AT&T’s subsidiaries’ success. Disclosure of this information in the performance of services for a subsequent employer engaged in similar businesses would be inevitable and inherent as part of Mr. Quinn’s performance of services for such an employer. For all of these reasons and due to the confidential and proprietary information and trade secrets Mr. Quinn learned in his employment with Company, or an AT&T subsidiary, Mr. Quinn acknowledges that it is reasonable for Company to seek the restrictions contained in the subsequent provisions of this Agreement and that more limited restrictions are neither feasible nor appropriate. Mr. Quinn understands and agrees that the consideration provided herein requires Mr. Quinn to comply strictly with all terms of this Agreement including, but not limited to, confidentiality, non-compete, non-solicitation of employees and non-solicitation of customers as set forth below.

NOW, therefore, the parties further agree as follows:

1. Mr. Quinn will retire from Company effective at the close of business on May 15, 2018, and Mr. Quinn herewith resigns all officer and director positions that he may hold in AT&T and in any subsidiary of AT&T effective at the close of business on May 15, 2018.

2. Mr. Quinn shall execute this Agreement and the Release and Waiver contained herein and Company shall (A) pay Mr. Quinn a lump sum payment amount of $1,155,000.00, less regular and customary withholdings for any applicable federal, state and local income or other taxes or withholdings and less any amounts owed by Mr. Quinn to Company, AT&T or any AT&T subsidiary, and (B) propose to the Human Resources Committee of the AT&T Board of Directors or its authorized delegate (the “Committee”) that the provisions of the AT&T 2011 Incentive Plan and the AT&T 2016 Incentive Plan, as applicable, requiring the automatic proration of Mr. Quinn’s 2016, 2017, and 2018 Performance Share Grants shall not apply and Mr. Quinn shall be eligible for full distribution of such grants after the applicable three (3) year performance period, subject to adjustment based on achievement of the applicable performance goals, approval of the Committee and all other terms and conditions of the grant. Notwithstanding the foregoing, none of the consideration described in this Section 2 shall be made available to Mr. Quinn (or shall be subject to rescission) should he not timely sign, or should he revoke, the Release and Wavier contained herein.

3. The consideration described herein shall be in lieu of, and Mr. Quinn hereby specifically waives any right to any and all other termination pay allowance resulting from his retirement.

4. This Agreement and the Release and Waiver contained herein do not abrogate any of the usual entitlements that Mr. Quinn has or will have, first, while a regular employee and subsequently, upon his retirement, under any AT&T or AT&T subsidiary sponsored employee benefit plan, program or policy, all of which will be subject to and provided in accordance with the terms and conditions of the respective benefit plan, program, or policy as applicable to Mr. Quinn and this Agreement. AT&T and its subsidiaries have reserved the right to end or amend any or all of the plans, programs, and policies that it sponsors. Each participating subsidiary, which includes Company, has reserved the right to end its participation in these plans, programs, and policies and to discontinue providing any and all such benefits. This means, for example, that Mr. Quinn will not acquire a lifetime right to any health care plan benefit or to the continuation of any health care plan merely by reason of the fact that such benefit, plan, program, or policy is in existence at the time of Mr. Quinn’s retirement or because of this Agreement and the Release and Waiver contained herein. Thus, except as specifically provided in Section 2 of this Agreement, Mr. Quinn’s rights/entitlements to any benefit under any of the plans, programs, or policies are no different as a result of entering into this Agreement and the Release and Waiver contained herein than they would have been in the absence of this Agreement and the Release and Waiver contained herein.

5. At Company’s request at any time during the eighteen (18) months immediately following his termination of employment, Mr. Quinn will cooperate with Company, AT&T or any of their respective subsidiaries in any investigations, claims, or lawsuits involving any of them where Mr. Quinn has knowledge of the underlying facts; provided, however, Mr. Quinn shall not be required to and shall not provide such services for more than twenty percent (20%) of the average amount of time he provided bona fide services over the thirty-six (36) month period immediately preceding May 15, 2018. For the time Mr. Quinn spends working on any claims or lawsuits at such request, Mr. Quinn shall be reimbursed at the equivalent per hour base salary rate at which Mr. Quinn was being compensated by Company immediately prior to his retirement; provided, however, that if Mr. Quinn is a named party in any claim or lawsuit and Company, in its discretion, determines that Mr. Quinn’s interests are adverse to Company, AT&T or any of their respective subsidiaries, he will not be entitled to such compensation.

Company agrees to indemnify Mr. Quinn if he is a defendant or is threatened to be made a defendant to any action, suit or proceeding, whether civil, criminal, administrative or investigative that is brought by a third party by reason of the fact that he was a director, officer, employee or agent of Company, or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including any appeals), but in each case only if and to the extent permitted under applicable state or federal law.

6. Mr. Quinn agrees not to voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents, whether individually or as part of a class, in any claims or lawsuits commenced in the future against Company, AT&T or any AT&T subsidiary; provided, however, that nothing in this Agreement shall prohibit Mr. Quinn from exercising his right to file a charge of discrimination with, or that would limit his right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), a comparable state or local agency, or any other governmental agency charged with enforcing anti-discrimination laws; provided, further, however, nothing in this Agreement will be construed to prevent Mr. Quinn from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings involving Company, AT&T or any of their respective subsidiaries. Notwithstanding the foregoing, Mr. Quinn acknowledges and agrees that the Release and Waiver contained herein includes a waiver of his right, if any, to monetary recovery should any party, entity, administrative agency, or governmental agency (such as the EEOC, the National Labor Relations Board, or any state or local agencies) pursue any claims on Mr. Quinn’s behalf against the persons or entities covered by the Agreement and the Release and Waiver contained herein, other than his right to any monetary recovery under the whistleblower provisions of federal or state law or regulation.

7. Mr. Quinn acknowledges that, as a result of his employment with Company and/or any AT&T subsidiaries, he has and had access to certain Trade Secrets and Confidential Information (as these terms are defined below) and the Company will continue to provide Mr. Quinn access to such Trade Secrets and Confidential Information through his termination of employment so that he may continue performing his job responsibilities. Mr. Quinn acknowledges that AT&T and its subsidiaries must protect its Trade Secrets and Confidential Information from disclosure or misappropriation, and Mr. Quinn further acknowledges that the Trade Secrets and Confidential Information are unique and confidential and are the proprietary property of AT&T and its subsidiaries. Mr. Quinn acknowledges that the Trade Secrets and Confidential Information derive independent, actual and potential commercial value from not being generally known, or readily ascertainable through independent development. Mr. Quinn agrees to hold Trade Secrets or Confidential Information in trust and confidence and to not directly or indirectly disclose or transmit Trade Secrets or Confidential Information to any third party without prior written consent of Company; provided however, nothing in this Agreement shall prohibit Mr. Quinn from reporting possible violations of law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Mr. Quinn further agrees not to use any such Trade Secrets or Confidential Information for his personal benefit or for the benefit of any third party. This restriction shall apply indefinitely as long as the document or information exists as a Trade Secret or Confidential Information.

On or before his retirement, Mr. Quinn shall return to AT&T or an AT&T subsidiary all of AT&T’s (and its subsidiaries’) documents (and all copies thereof), and other property of AT&T and its subsidiaries that are in Mr. Quinn’s possession, including, but not limited to, AT&T’s (and its subsidiaries’) files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, and keys; and, any materials of any kind which contain or embody Trade Secrets or Confidential Information (and all reproductions thereof), including, without limitation, any such documents and other property in electronic form, or any computer or data storage device. Mr. Quinn shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilation, or other representations of such information or things or their contents.

“Trade Secret” means information proprietary to AT&T or any AT&T subsidiary including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, marketing plans, pricing plans, advertising and sponsorship plans, product development analyses or plans, any plans involving the combination of AT&T’s or its subsidiaries’ products or services, or pricing of such products or services, offered or to be offered by or in conjunction with AT&T or any subsidiary of AT&T, or lists of actual or potential customers or suppliers which: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Confidential Information” means any data or information, other than Trade Secrets, that is competitively sensitive to AT&T or an AT&T subsidiary and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes, without limitation: (1) the sales records, profit and performance records, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods of AT&T or any AT&T subsidiary, (2) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers for the products and services of AT&T or any AT&T subsidiary, (3) the specifications of any new products or services under development by AT&T or any AT&T subsidiary, (4) the sources of supply for integrated components and materials used for production, assembly, and packaging by AT&T or any AT&T subsidiary, and the quality, prices, and usage of those components and materials, and (5) the business plans, marketing strategies, promotional and advertising strategies, branding strategies, and internal financial statements and projections of AT&T or any AT&T subsidiary.

Notwithstanding the definitions of Trade Secrets and Confidential Information set forth above, Trade Secrets and Confidential Information shall not include any information: (1) that is or becomes generally known to the public, (2) that is developed by Mr. Quinn after his retirement through his entirely independent efforts without use of any Trade Secret or Confidential Information, (3) that Mr. Quinn obtains from an independent source having a bona fide right to use and disclose such information, (4) that is required to be disclosed by subpoena, law, or similar legislative, judicial, or administrative requirement; provided, however, Mr. Quinn will notify Company upon receipt of any such subpoena or similar request and give Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request, or (5) that AT&T approves for unrestricted release by express authorization of a duly authorized officer.

8. Mr. Quinn agrees that he shall not, during the twenty-four (24) months immediately following his retirement, without obtaining the written consent of Company in advance, participate in activities that constitute Engaging in Competition with AT&T or Engaging in Conduct Disloyal to AT&T, as those terms are defined below.

a.

“Engaging in Competition with AT&T” means engaging in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in Competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in Competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

b.

“Engaging in Conduct Disloyal to AT&T” means (i) soliciting for employment or hire, whether as an employee or as an independent contractor, any person employed by AT&T or its subsidiaries during the one (1) year prior to Mr. Quinn’s retirement, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or its subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Mr. Quinn had business contact on behalf of any Employer Business during the two (2) years prior to Mr. Quinn’s retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any AT&T subsidiary; or (iii) soliciting, encouraging, or inducing any AT&T or AT&T subsidiary customer or active prospective customer, in each case, with respect to whom Mr. Quinn had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to Mr. Quinn’s retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.

c.	“Employer Business” shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or an AT&T subsidiary has a substantial ownership or joint venture interest.

Mr. Quinn acknowledges that the business of AT&T and its subsidiaries is global in scope and that the geographic and temporal limitations set forth in this Section are therefore reasonable.

Mr. Quinn may submit a description of any proposed activity in writing to Company (attn: Vice President – Executive Compensation), and Company shall advise Mr. Quinn, in writing, within (15) fifteen business days whether such proposed activity would constitute a breach of the provisions of this Section.

9. Mr. Quinn acknowledges and agrees that Company would be unwilling to provide the consideration provided pursuant to this Agreement and the Release and Waiver contained herein but for the confidentiality, non-solicitation, and non-compete conditions and covenants set forth in Sections 7 and 8, and that these conditions and covenants are a material inducement to AT&T’s willingness to enter into this Agreement. Accordingly, Mr. Quinn shall return to Company any consideration received pursuant to this Agreement and the Release and Waiver contained herein, for any breach by Mr. Quinn of the provisions of Section 7 or 8 hereof, or of the Release and Waiver contained herein. Further, Mr. Quinn recognizes that any breach by him of the provisions in Sections 7 or 8 would cause irreparable injury to Company such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of Mr. Quinn’s actual or threatened breach of the provisions of Section 7 or 8, Company, in addition to all other rights under law or this Agreement, shall be entitled to seek a temporary injunction restraining Mr. Quinn from breaching these provisions pending a determination of such issues pursuant to the terms of the Management Arbitration Agreement.

10. It is hereby specifically agreed that Mr. Quinn shall maintain the confidentiality of the terms of this Agreement and the Release and Waiver contained herein and that he shall not, except as necessary for performance of the terms hereof or as specifically required by law, disclose the existence of this Agreement and the Release and Waiver contained herein or any of its terms to third persons without the express consent of Company; provided, however, Mr. Quinn may disclose the existence of this Agreement and the Release and Waiver contained herein or any of its terms to any member of his immediate family, his financial advisor, and/or his attorney, but only after making such individuals aware of the non-disclosure requirements with respect to such information. Mr. Quinn hereby specifically agrees to secure from those persons to whom he makes such disclosure, their agreement to maintain the confidentiality of such disclosed information.

It is hereby agreed that the parties may represent that Mr. Quinn is a former employee or retiree of Company or AT&T; but otherwise the parties agree that neither of them will make, or cause to be made, any public statements, disclosures or publications which relate in any way, directly or indirectly to Mr. Quinn’s cessation of employment with Company without prior written approval by the other party. Mr. Quinn also agrees that he will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of AT&T, its subsidiaries, or their respective directors, officers, employees or agents, past, present or future. The Company also agrees that it will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of Mr. Quinn. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prevent either party or its representatives from making statements in any investigation by a government authority or testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings.

11. Mr. Quinn declares that his decision to execute this Agreement and the Release and Waiver contained herein has not been influenced by any declarations or representations by Company, AT&T, or any AT&T subsidiary, other than the contractual agreements and consideration expressly stated herein.

Company has expressly advised Mr. Quinn to seek personal legal advice prior to executing this Agreement and the Release and Waiver contained herein, and Mr. Quinn, by his signature below, hereby expressly acknowledges that he was given at least twenty one (21) days in which to seek such advice and decide whether or not to enter into and execute the Release and Waiver contained herein. The parties agree that any changes to this Agreement or to the Release and Waiver contained herein made after the initial draft of this Agreement and Release and Waiver of Claims is presented to Mr. Quinn, whether material or immaterial, do not restart the running of said twenty-one (21) day period.

Mr. Quinn may revoke this Agreement and the Release and Waiver contained herein within seven (7) days of his execution of the Release and Waiver contained herein by giving notice, in writing, by certified mail, return receipt requested to Company at the address specified below. Proof of such mailing within said seven (7) day period shall suffice to establish revocation pursuant to this Section. In the event of any such revocation, this entire Agreement and the Release and Waiver contained herein shall be null and void, and unenforceable by either party.

12. Any notice required hereunder to be given by either party must be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the addresses noted in the signature block of this Agreement.

13. The parties agree that any conflicts relating to this Agreement and the Release and Waiver contained herein, including choice of law and venue with respect to any such conflict, shall be determined as provided in the Management Arbitration Agreement attached hereto and incorporated herein for all purposes as Attachment A (the “Management Arbitration Agreement”).

14. The terms and conditions contained in this Agreement that by their sense and context are intended to survive the termination or completion of performance of obligations by either or both parties under this Agreement shall so survive.

15. This Agreement and the Release and Waiver contained herein shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

16. This Agreement and the Release and Waiver contained herein and the Management Arbitration Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that neither this Agreement nor the Management Arbitration Agreement (to the extent applicable) shall be deemed to supersede or cancel any obligations applicable to Mr. Quinn under any AT&T or AT&T subsidiary sponsored deferred compensation plan, equity award plan, fringe benefit program, or any other AT&T or AT&T subsidiary sponsored benefit plan as to which Mr. Quinn is a participant immediately preceding his retirement.

17. In the event any provision of this Agreement or the Release and Waiver contained herein is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement or said Release and Waiver, except that should said Release and Waiver be held to be invalid as applicable to and as asserted by Mr. Quinn with regard to any claim or dispute covered thereunder, or should any part of the provisions of Sections 7, 8, or 9 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Mr. Quinn, this Agreement and the Release and Waiver contained herein, at Company’s option, may be declared by Company null and void. If this Agreement and the Release and Waiver contained herein are declared null and void by Company pursuant to the provisions of this Section, Mr. Quinn shall return to Company all consideration previously received pursuant to this Agreement and the Release and Waiver contained herein.

18. This Agreement and the Release and Waiver contained herein shall inure to the benefit of and be binding upon, Company, its successors and assigns, and Mr. Quinn and his beneficiaries, whether under the various employee benefit programs or otherwise.

(the remainder of this page is intentionally left blank)

19. This Agreement and the Release and Waiver contained herein shall be and hereby are declared to be null and void in the event that Mr. Quinn does not retire from Company on or before the close of business on May 15, 2018. All payments and other consideration to be provided to Mr. Quinn by Company are contingent upon Mr. Quinn’s retirement actually becoming effective on or before the close of business on May 15, 2018, and are further contingent upon Mr. Quinn’s execution of this Agreement no later than May 15, 2018 and the Release and Waiver contained herein no earlier than May 15, 2018 but on or before June 4, 2018, and not revoking either this Agreement or the Release and Waiver contained herein.

AT&T Services, Inc. 208 South Akard Street Room 2355 Dallas, TX 75202	Robert Quinn

/s/ William A Blase, Jr.	/s/ Robert W Quinn
By: William A. Blase, Jr.	Robert W. Quinn
Title: Senior Executive Vice President – Human Resources

Date: May 17, 2018	Date: May 15, 2018

RELEASE AND WAIVER

I, Robert Quinn, hereby fully waive and forever release and discharge Company, AT&T, any and all other subsidiaries of Company and of AT&T, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with my past employment by Company (and any AT&T subsidiary to the extent applicable) and/or my separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., the Family and Medical Leave Act; the Fair Credit Reporting Act, known and unknown. Notwithstanding the foregoing, nothing herein is intended to release claims that cannot be released as a matter of law, including, by way of example, filing a charge of discrimination with the EEOC or testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by the EEOC. In addition, I, Mr. Quinn, agree not to file any lawsuit or other claim seeking monetary damage or other relief in any state or federal court or with any administrative agency (except as provided in the Agreement delivered by Company contemporaneously with this Release and Waiver (the “Agreement”)) against any of the aforementioned parties in connection with or relating to any of the aforementioned matters. Provided, however, by executing this Release and Waiver, I, Robert Quinn, do not waive rights or claims that may arise after the date of execution; provided further, however, this Release and Waiver shall not affect my right to receive or enforce through litigation, any indemnification rights to which I am entitled as a result of my past employment by Company and, if applicable, any subsidiary of AT&T, or contract rights pursuant to the Agreement and Release and Waiver of Claims entered into substantially contemporaneously herewith; and, provided further, this Release and Waiver shall not affect the ordinary distribution of benefits/entitlements, if any, to which I am entitled upon retirement from Company; it being understood by me that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of their respective governing plan and the Agreement.

/s/ Robert Quinn

Robert Quinn

Dated: May 16, 2018

            (no earlier than upon close of business on May 15, 2018)

MANAGEMENT ARBITRATION AGREEMENT

Please carefully review this Management Arbitration Agreement.

Summary

Under this Agreement, you and the AT&T company that employs you (“the Company”) agree that any dispute to which this Agreement applies will be decided by final and binding arbitration instead of court litigation. Arbitration is more informal than a lawsuit in court, and may be faster. Arbitration uses a neutral arbitrator instead of a judge or jury, allows for more limited discovery than in court, and is subject to very limited review by courts. Under this Agreement, Arbitrators can award the same damages and relief that a court can award. Any arbitration under this Agreement will take place on an individual basis; class arbitrations and class actions are not permitted. Except for a filing fee if you initiate a claim, the Company pays all the fees and costs of the Arbitrator. Moreover, in arbitration you are entitled to recover attorneys’ fees from AT&T to the same extent as you would be in court.

How This Agreement Applies

This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 and following, and evidences a transaction involving commerce. This agreement applies to any claim that you may have against any of the following: (1) any AT&T company, (2) its present or former officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, and all successors and assigns of any of them; and this agreement also applies to any claim that the Company or any other AT&T company may have against you. Unless stated otherwise in this Agreement, covered claims include without limitation those arising out of or related to your employment or termination of employment with the Company and any other disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, defamation, retaliation, discrimination or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Genetic Information Non-Discrimination Act, and state statutes and local laws, if any, addressing the same or similar subject matters, and all other state and local statutory and common law claims. This Agreement survives after the employment relationship terminates. Nothing contained in this Agreement shall be construed to prevent or excuse you from utilizing the Company’s or employee benefit plans’ existing internal procedures for resolution of complaints.

Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court. This Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of a court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, but not as to the enforceability, revocability or validity of the Agreement or any portion of the Agreement, which shall be determined only by a court of competent jurisdiction.

Limitations On How This Agreement Applies

This Agreement does not apply to claims for workers compensation, state disability insurance and unemployment insurance benefits. In order to ensure that employee benefit plan claims procedures comply fully with Department of Labor regulations (for example, 29 C.F.R. § 2560.503-1(c)(4)), this Agreement also does not apply to claims arising under the Employee Retirement Income Security Act (“ERISA”).

Regardless of any other terms of this Agreement, you may still bring certain claims before administrative agencies or government offices or officials if applicable law permits access to such an agency, office, or official, notwithstanding the existence of an agreement to arbitrate. Examples would include, but not be limited to, claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency or employee benefit plan in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

Disputes that may not be subject to a pre-dispute arbitration agreement, such as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), also are excluded from the coverage of this Agreement.

To the maximum extent permitted by law, you hereby waive any right to bring on behalf of persons other than yourself, or to otherwise participate with other persons in: any class action; collective action; or representative action, including but not limited to any representative action under the California Private Attorneys General Act (“PAGA”) or other, similar state statute. You retain the right, however, to bring claims in arbitration, including PAGA claims, but only for yourself as an individual. If a court determines that you cannot waive your right to bring a representative action under PAGA, any such claim may only be brought in court and not in arbitration.

Arbitration Rules, Selecting The Arbitrator, And Location Of Hearing

The arbitration will be held under the auspices of a third party which will manage the arbitration process: JAMS, Inc. or any successor. The arbitration shall be in accordance with its Employment Arbitration Rules & Procedures (and no other JAMS rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. The Company will supply you with a printed copy of those rules upon your request. Unless you and the Company mutually agree otherwise, the Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected pursuant to JAMS rules or by mutual agreement of the parties.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

Unless each party to the arbitration agrees in writing otherwise, the location of the arbitration proceeding shall be a facility chosen by JAMS within the county (or parish) where you work or last worked for the Company. If you so choose, and if your residence is not in the same county (or parish) where you work or last worked for the Company, you may designate that the proceeding will occur within the county (or parish) where you reside.

Notice Requirements And Starting An Arbitration

The Company must, and you may, notify the other party of a claim to be arbitrated by using the forms provided on the JAMS website (http://www.jamsadr.com). Alternatively, you may commence an arbitration against the Company, its officers, directors, employees, or agents by sending to the Company a written Notice of Dispute (“Notice”). The Notice to AT&T should be addressed to: AT&T Legal Department, 208 S. Akard St., Room 3305, Dallas, TX 75202 (“Notice Address”). The Notice must (a) identify all parties, (b) describe the nature and basis of the claim or dispute; and (c) set forth the specific relief sought (“Demand”). Any party giving written notice of a claim to be arbitrated must do so no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim.

The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. To the extent permitted by law, a party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled would be rendered ineffectual without such provisional relief.

Paying For The Arbitration

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or were last) employed by the Company. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

How Arbitration Proceedings Are Conducted

In arbitration, the parties will have the right to conduct limited civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator.

Each party shall have the right to take depositions of up to three fact witnesses and any expert witness designated by another party. Each party also shall have the right to make one request for production of documents to any party. Requests for additional depositions or discovery may be made to the Arbitrator selected pursuant to this Agreement. The Arbitrator may grant such additional discovery if the Arbitrator finds the party has demonstrated that it needs the requested discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a fast, cost-effective dispute-resolution mechanism. Each party shall have the right to subpoena documents and witnesses from third parties subject to any limitations the Arbitrator shall impose for good cause shown.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented.

Either party shall have the right to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

The Arbitration Award

The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

Non-Retaliation

It is against Company policy for any Employee to be subject to retaliation if he or she exercises his or her right to assert claims under this Agreement. If you believe that you have been retaliated against by anyone at the Company, you should immediately report this to the AT&T Hotline at 1-888-871-2622, or go to www.tnwgrc.com/att.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction and Severability

If any provision of this Agreement is adjudicated to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All provisions shall remain in full force and effect based on the parties’ mutual intent to create a binding agreement to arbitrate their disputes.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.